UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 16, 2008

People’s United Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33326	20-8447891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Main Street, Bridgeport, CT (Address of principal executive offices)	06604 (Zip Code)

(203) 338-7171

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On October 16, 2008, People’s United Financial, Inc. (the “Company”) issued a press release announcing its results of operations for the three- and nine-month periods ended September 30, 2008. A copy of that press release is being furnished herewith as Exhibit 99.1.

The information contained in and accompanying this Form 8-K with respect to Item 2.02 (including the Exhibit hereto) is being furnished to, and not filed with, the Securities and Exchange Commission in accordance with General Instruction B.2 to Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 16, 2008, the Board of Directors of the Company authorized the Company to enter into an agreement with each executive officer of the Company’s subsidiary, People’s United Bank, providing certain benefits in the event a covered officer’s employment is terminated under specified circumstances and within a specified period of time following a change in control of the Company. Each such agreement ( a “Change in Control Agreement”) will have a term of three years.

The Company will not enter into a Change in Control Agreement with its Chief Executive Officer because he is entitled to similar protections pursuant to the terms of his employment agreement with the Company.

If a covered officer’s employment with the Company is terminated without “cause”, or a covered officer resigns for “good reason” (each as defined in the Change in Control Agreement), within three years following a change in control of the Company that occurs during the three-year term of the Change in Control Agreement, the Company will make payments and provide benefits to the covered officer as follows:

o	Cash severance equal to a multiple of the sum of (a) the covered officer’s annual base salary as in effect immediately prior to termination of employment, plus (b) the target amount of the covered officer’s annual cash bonus for the year prior to the year in which the change in control occurs;

o	For Senior Executive Vice Presidents, a pro-rated portion of the covered officer’s target annual cash bonus for the year in which the termination occurs;

o	For Senior Executive Vice Presidents, an amount equal to the retirement benefits the covered officer would have earned if he or she had remained employed for two additional years following the date his or her employment is terminated, under the Company’s qualified and non-qualified retirement plans in which he or she participates; and

o	Continued participation by the covered officer, his or her spouse and his or her dependents in the Company’s group health plans in which he participates, or substantially equivalent medical coverage if the covered officer can not continue participation in the Company’s plans.

The cash severance multiple noted above is three for Senior Executive Vice Presidents and 2.5 for Executive Vice Presidents.

As a condition to receiving any of the payments or benefits described above, the covered officer must first sign and deliver a release of claims to the Company.

If any payments or distributions made to a covered officer become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the covered officer will be entitled to receive an additional “gross-up” payment in an amount which, net of all applicable taxes, interest and penalties, will equal the amount of the excise tax payable by the covered officer with respect to the initial payment or distribution. However, if the excise tax could be avoided by reducing the initial payment or distribution by less than 10%, the initial payment or distribution shall be reduced to the maximum amount that would not result in the imposition of the excise tax, and no gross-up payment shall be due.

The Change in Control Agreements are not employment agreements. The Company may terminate any covered officer’s employment at any time, with or without cause. Likewise, a covered officer may resign at any time, with or without good reason. Regardless of the reason for termination of a covered officer’s employment, and regardless of whether such termination requires the payment of benefits to the covered officer pursuant to the Change in Control Agreement, the covered officer will be entitled to all rights and benefits under any retirement and non-retirement employee benefits plans and programs and under any long-term incentive awards in accordance with the terms and conditions of the plans or programs under which such benefits are provided.

The foregoing summary of the Change in Control Agreements is qualified in its entirety by reference to the text of the Change in Control Agreement, the form of which will appear as an exhibit to the Company’s Annual Report on Form 10-K to be filed with respect to the period ending December 31, 2008.

Item 9.01. Financial Statements and Exhibits

(c)	The following Exhibit is submitted herewith.

Exhibit No	Description

99.1	Earnings Press Release dated October 16, 2008

[signature appears on following page]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

People’s United Financial, Inc.
(Registrant)
Date: October 17, 2008	By:	/s/ Eric J. Appellof
(Signature)
	Name:	Eric J. Appellof
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description	Page
99.1	Earnings Press Release dated October 16, 2008	99.1-1